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                                                              EXHIBIT NO. 99.1


FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. PRICES NOTE OFFERING

     RUTLAND, VERMONT (January 21, 2003)--Casella Waste Systems, Inc. (Nasdaq:
CWST) announced today the pricing of its private placement of $150,000,000 of 9.75% senior subordinated notes due 2013. The notes will be issued at 100% of the principal amount. The offering is expected to close on January 24, 2003. Concurrent with, and as a condition to, the closing of the notes offering, Casella Waste Systems expects to obtain new senior secured credit facilities. It is anticipated that the new senior secured credit facilities will provide for a $150,000,000 term loan and a $175,000,000 revolving credit facility.

     Net proceeds from the notes offering, together with initial borrowings from the new senior secured credit facilities, will be used to repay all borrowings outstanding under Casella Waste Systems' current senior secured credit facility, to pay related fees and expenses and for general corporate purposes.

     The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or any applicable state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Casella Waste Systems has agreed to file a registration statement with the Securities and Exchange Commission, pursuant to which it would exchange the privately placed notes for notes which are registered. This notice does not constitute an offer of any securities for sale.

     Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services, primarily in the eastern United States.

     This news release contains forward looking statements about Casella Waste Systems, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Casella Waste Systems' ability to complete the sale of


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the senior subordinated notes and to obtain the new senior secured credit facilities; repay all borrowings outstanding under the current senior secured credit facility; and diversify sources of credit. These forward looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statements include market conditions for senior subordinated notes and senior secured credit facilities and changes in Casella's business which could affect the willingness of the respective lenders to extend credit. These and other risks are detailed from time to time in Casella Waste Systems' periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-Q for its fiscal quarter ended October 31, 2002.

     CONTACT: RICHARD NORRIS, CHIEF FINANCIAL OFFICER; OR JOSEPH FUSCO, VICE PRESIDENT; (802) 775-0325.